Exhibit 99.4

FOR INTERNAL USE ONLY – FAQ: Background for Press/Analysts

FREQUENTLY ASKED QUESTIONS: Background for Press/Analysts

Why is Siemens acquiring CTI Molecular Imaging, Inc.?

Siemens is one of the largest suppliers to the healthcare industry in the world. The company is known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes. Siemens services range from handling complex data management, to process management aligned with specific disease patterns in prevention, therapy and care. The acquisition of CTI will enable Siemens Medical Solutions to continue its commitment to molecular imaging development, technological innovation and the creation of dynamic new applications.

Is Siemens acquiring all of the CTI businesses?

Yes. These businesses include:

•	CTI PET Systems (CPS) — a Siemens Nuclear Medicine and CTI joint venture responsible for PET and PET/CT scanner research, development and manufacturing; Siemens has 49.9% share in CPS

•	PET NET Solutions — a network of more than 40 PET radiopharmaceutical distribution centers equipped with cyclotrons located primarily in the US, but also the UK and Korea;

•	CTI Mirada Solutions — development of software applications for the molecular imaging industry, addressing drug discovery as well as disease detection, diagnosis and management;

•	CTI Molecular Technologies — research and development of future molecular biomarkers; and

•	CTI Concorde — research, development, and manufacturing of PET, SPECT, and CT small animal imaging systems for the pre-clinical market.

Acquisition of each of these businesses brings unique opportunities in the rapidly changing molecular imaging market.

Was CTI a takeover candidate because of its financial performance?

No, CTI was a profitable company in the molecular imaging sector, and its recent performance didn’t influence the decision for the acquisition of the company.

Why did Siemens not wait to exercise the Put / Call option relating to CPS?

Put / Call relates to the CPS operations only and more synergies can be generated from the transaction by buying the whole company now.

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When did negotiations begin and how long did they take?

In a few days Siemens and CTI will file documents with the Securities and Exchange Commission and send Offer to Purchase materials to stockholders, which will have this information. We can’t make any other comments on this today, because full details will be in the SEC filing.

How many Shareholders does CTI have?

Outstanding shares: 47,293,567

Options and Deferred Stock Units: 3,675,664

Status: February 1, 2005

Are there any shareholders with relatively large stake in CTI?

Based on the most recent information available, we believe that 120 institutional owners hold 62.2% of CTI stock. There are also some private owners with large stakes, the highest at 13%.

Will Siemens acquire all shares? How long will the offer be valid?

Yes. Siemens expects that within ten business days after announcing the takeover, we will send out an offer to purchase to CTI shareholders for all outstanding shares. This offer initially will be scheduled to expire twenty business days after it is begun, at midnight Eastern Standard Time.

What will be Siemens’ overall investment in this acquisition, in dollars?

Approximately $1 billion. All of the terms and conditions of the transaction will be set forth in an Offer to Purchase, which will be sent to stockholders when the tender offer commences.

What are CTI’s most important locations?

The company is headquartered in Knoxville, TN.

Are there product overlaps?

No, the product spectrum is complementary.

What synergy effects do you expect?

We expect this merger to give us a clear advantage in our cost position, greater market coverage and distribution, and an even faster pace of innovation, especially in the expanding market of molecular medicine.

What happens to existing OEM relationships with Toshiba, Hitachi, and others?

Existing OEM relationships presently held by CTI with other vendors will continue as contractually agreed.

What happens to outstanding commitments to customers made by CTI?

Commitments made by CTI will continue to be honored by CTI.

FOR INTERNAL USE ONLY – FAQ: Background for Press/Analysts

What happens to existing CTI customers and products installed under the CTI brand-name?

These products will continue to carry the CTI brand, but will be serviced and supported by Siemens.

Who services the existing CTI installed base of products?

CTI service personnel will continue to service scanners, cyclotrons, and other CTI products. Together with existing Siemens scanner service personnel, the CTI installed base of products will be serviced with continued dedication to maintaining top marks for customer satisfaction.

How will you inform customers and partners?

It has always been our policy to update our customers and partners promptly and comprehensively about all relevant changes in our business. We will of course be informing all customers personally or in writing about the acquisition and its implications.

This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of CTI common stock described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all stockholders of CTI at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (http://www.sec.gov).

This document contains forward-looking statements about Siemens and CTI Molecular Imaging, Inc. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond the ability of Siemens or CTI to control, which may cause

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Siemens to Acquire CTI Molecular Imaging, Inc., page 4

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actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Siemens’ and CTI’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors with respect to Siemens are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 20-F for its fiscal year ended September 30, 2004 filed with the Securities and Exchange Commission on November 29, 2004. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004.

Siemens and CTI are under no obligation to (and each expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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